The New York Times

March 18, 2009

Golf Clubs Feel Pinch of Economy

By BILL PENNINGTON

Behold the golf country club, a place of privacy, exclusivity, privilege and markdown bargains.

Bargains? Markdowns?

Although many restrictive private country clubs traditionally recruit members by invitation only, this month, the private Glenwood Country Club in Old Bridge, N.J., is advertising on the New York sports-radio station WFAN to promote memberships with no initiation fee and no monthly spending limits. The club is raffling off a free membership online and has advertised on billboards in New Jersey, inviting member applications.

In eastern Massachusetts, the resplendent Golf Club of Cape Cod opened two years ago with an attention-grabbing initiation fee of $85,000. Late last year, the club announced it would accept affiliated members who did not have to pay the fee for about three years. When that time period ends, the affiliated members will have to decide whether to remain and pay the full fee or to resign from the club - perhaps to look for another deal from another club.

In Arizona, the Anthem Golf & Country Club, about 35 miles north of Phoenix, is offering this month to pay the golf dues for new members through November. Anthem is also pursuing what is becoming a common strategy among private clubs, aggressively chasing the family market with a host of low-cost, nongolf programs and attractions.

"There are definitely bargains out there," said Dana Garmany, the chairman and chief executive of Troon Golf, which manages 200 golf facilities, including 50 that are private. "It's just like buying a car or a house right now. You just have to have the guts to pull the trigger."

Scores of people across the country have relinquished their country club memberships to save money, and thousands have suspended their memberships for a year. Many private clubs, attempting to maintain their high levels of service and hefty operating budgets amid the recession, have responded by discounting, delaying or waiving initiation fees. Annual dues, often in the range of $10,000 to $20,000, are being restructured or offered in installment packages, and senior members are being solicited for short-term loans to keep some clubs financially stable.

The nation's best-known and most selective country clubs have been the least affected, and private clubs offering discounted fees might be in the minority over all. But at least 500 clubs nationwide are scrambling to raise their cash flow, according to a recent survey by the National Golf Foundation. As many as 15 percent of the roughly 4,400 private clubs reported serious financial challenges.

Membership at these at-risk clubs, as the foundation termed them, is down about 30 percent, and 90 percent of them reported that they had tried recruiting new members with discounted initiation charges. Even among clubs that described themselves as financially healthy, about half said that they, too, had at least experimented with discounts.

The Metropolitan Golf Association represents about 500 clubs in the New York City area, about half of them private. It recently asked its private clubs how much they expected their membership to decrease this year. Nearly a quarter reported a drop of 30 or more members. Half said the number of requests for a leave of absence, which is usually a one-year suspension of club privileges, had doubled.

Industry analysts are predicting that some struggling private clubs will close in the next year or two. But it may not be a significant number because many of those will instead become public enterprises, or semiprivate clubs that accept nonmembers for play at certain times, like weekdays.

“In the last 10 years, we've only seen 39 private courses close in America, but we've seen 400 open their doors a little, or a lot,» said Joe Beditz, the president and chief executive of the National Golf Foundation, a trade association. "For a golfer, there couldn't be a better time. But the private club isn't going away. In 10 years, there will be about 4,000 private clubs and about 12,000 other golf facilities, just like we have now.”

Already, far more people play golf at public courses than private ones. Of the estimated 28 million golfers in the United States, about 2.1 million belong to private clubs.

Membership has traditionally meant access to a high-level golf course, which is usually far less crowded than a public facility - not an inconsequential benefit on weekends in populated areas like the Northeast. A private club's grounds often include a clubhouse, a pool and tennis courts. These enticements remain the primary perks of membership, but the typical private club now faces cultural forces that began undermining its appeal even before the economic crisis.

Two-income families with hectic schedules, which include weekends chock full of youth sports games or music lessons or karate classes, do not have the time to spend a day playing golf or tennis followed by a leisurely lunch or formal dinner.

"The vestiges of the 1950s or 1960s country club experience have already begun to wither and die," said David Shaw, the president of Country Club Advisor, a consulting company for private clubs. "The demographic has shifted, and now people want fitness centers, junior programs, casual dining and programs that engage the whole family."

The Anthem Golf & Country Club, for example, has not one but two state-of-the-art fitness centers. The club has a variety of dining options and also offers hiking excursions, children's cooking classes, complimentary golf clinics, happy-hour pricing in its lounge and "dive-in movies" for children and adults in its pool.

"Deciding whether to spend the money to join a club has become a family decision," said Susanne Wegrzyn, the president and chief executive of the National Club Association. "So clubs had best be targeting spouses and family members. The driving force in the decision is not the male in the household."

Even as golf clubs adjust, many of them are confronted with another challenge to their prosperity: a glut of golf courses.

Overbuilding in the 1990S, when it was not uncommon for 300 new courses to open annually, has left states like Florida, Texas, Arizona and South Carolina crowded with golfing options.

"New courses were opening across the street from each other," said Tom Stine, a co-founder of Golf Datatech, which monitors many golf industry statistics. "And they weren't being built for golf, but to sell houses sitting next to the golf courses."

When the real estate market collapsed, the sales of homes that were supposed to buttress a golf course, and make a profit for the developer, never materialized. Some of these private clubs are now converting to public courses, or, if zoning laws allow, eventually turning the fairways into more homes or strip malls.

In most municipalities, however, open-space regulations prohibit courses from being developed. Officials in Union County, N.J., announced this month they would not be reopening one of three county-owned courses, the Oak Ridge Golf Course. The 80-year-old course, which cannot be developed, may become a park.

Last year, 34 more golf courses closed than opened, according to the National Golf Foundation. Golf rounds in 2008 were down by 1.8 percent, although the number of rounds in January increased by 8.5 percent over January 2008.

"The economy will likely drop the number of golf rounds over all in 2009 by 3 to 5 percent," Beditz, of the golf foundation, said. "Still, golf, which is a $40 billion industry, is doing pretty well. Detroit wishes car sales were only off3 to 5 percent."

Charles Passios, the chief operating officer at the Golf Club of Cape Cod, said his club would weather the current economic climate. Of the offer to delay initiation fees, Passios said: "It has brought a lot of interest; we've had good traction on it. We have a great club but in times like these, you have to be creative."

This article has been revised to reflect the following correction:

Correction: March 20, 2009
An article on Wednesday about the impact of the recession on country clubs misquoted Joe Beditz, the president and chief executive of the National Golf Foundation, who said the sport was doing relatively well. He described golf as "a $40 billion industry," not "$400 billion."